Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

Filed by the Registrant    ☒

Filed by a Party other than the Registrant    ☐

Check the appropriate box:

☒	Preliminary Proxy Statement
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to § 240.14a-11(c) or § 240.14a-12

VIDEO CITY, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.
$125 per Exchange Act Rules 0-11(c)(l)(ii), 14a-6(i)(l), or 14a-6(j)(2) or Item 22(a)(2) of Schedule 14A.

☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

	1)	Title of each class of securities to which transaction applies:

	2)	Aggregate number of securities to which transaction applies:

	3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11: (Set forth the amount on which the filing fee is calculated and state how it was determined.)

	4)	Proposed maximum aggregate value of transaction:

$3,250,000

	5)	Total fee paid:

$700

☐	Fee paid previously by written preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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Preliminary Copies

VIDEO CITY, INC.

4800 Easton Drive, Suite 108

Bakersfield, California 93309

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On Wednesday, July 30, 2003

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Video City, Inc. (the “Company”) will be held at the Company headquarters located at 4800 Easton Drive, Suite 108, Bakersfield, California, 93309 on Wednesday, July 30, 2003 at 2:00 P.M., Pacific Daylight Time, for the following purposes, as more fully described in the attached Proxy Statement:

(1) To elect five directors of the Company to serve until the next annual meeting of stockholders or until their successors are duly elected and qualified;

(2) To approve the sale of substantially all of the assets of the Company as fully described in the attached Proxy Statement; and

(3) To transact such other business as may properly be brought before the Annual Meeting or any adjournments thereof.

The Board of Directors has fixed the close of business on June 20, 2003 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting. Only stockholders at the close of business on the record date are entitled to vote at the Annual Meeting.

Accompanying this Notice are a Proxy and Proxy Statement. IF YOU WILL NOT BE ABLE TO ATTEND THE ANNUAL MEETING TO VOTE IN PERSON, PLEASE COMPLETE, SIGN AND DATE THE ACCOMPANYING PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED POSTAGE PAID ENVELOPE. The Proxy may be revoked at any time prior to its exercise at the Annual Meeting. The Proxy and Proxy Statement are first being mailed to stockholders on or about June 30, 2003.

By Order of the Board of Directors,

Robert Y. Lee

Chairman of the Board

Bakersfield, California

June     , 2003

Preliminary Copies

VIDEO CITY, INC.

4800 Easton Drive, Suite 108

Bakersfield, California 93309

ANNUAL MEETING OF STOCKHOLDERS

July 30, 2003

PROXY STATEMENT

INTRODUCTION

This Proxy Statement (the “Proxy Statement”) is furnished to the stockholders of Video City, Inc., a Delaware corporation (the “Company”), in connection with the solicitation of proxies by and on behalf of the Board of Directors of the Company (the “Board”). The proxies solicited hereby are to be voted at the Annual Meeting of Stockholders of the Company to be held on Wednesday, July 30, 2003, and at any adjournments thereof (the “Annual Meeting”).

PURPOSE OF ANNUAL MEETING

At the Annual Meeting, stockholders will be asked: (i) to elect five directors of the Company to serve until the next annual meeting of stockholders or until their successors are duly elected and qualified; (ii) to approve the sale of substantially all of the assets of the Company as fully described in this Proxy Statement; and (iii) to transact such other business as may properly be brought before the Annual Meeting or any and all adjournments thereof. The Board recommends a vote in favor of (i.e., “FOR”) (i) the election of the five nominees for directors of the Company listed below and (ii) the approval of the sale of substantially all of the assets of the Company as fully described in this Proxy Statement.

SUMMARY TERM SHEET

The following summary provides a brief description of the material terms of this Proxy Statement. This summary highlights selected information in this Proxy Statement. It may not contain all of the information that may be important to you. You should carefully read this entire Proxy Statement and the other documents referenced herein for a more complete understanding of the matters being considered at the Annual Meeting.

Date, Time and Place of Annual Meeting	The annual meeting will be held on Wednesday, July 30, 2003 at 2:00 P.M. Pacific Daylight Time at our company’s headquarters located at 4800 Easton Drive, Suite 108, Bakersfield, California, 93309. Our phone number is (661) 634-9171.

Purpose of Meeting (Page 1)	We are holding this annual meeting to: (i) Elect directors of our company; and (ii) To approve the sale of substantially all of the assets of our company.

Our Company Business	Our company owns and operates 14 retail video specialty stores that rent and sell videocassettes, digital video discs, video games and other products. Our 14 stores are located in various cities in California.

Record Date and Entitlement to Vote	You are entitled to vote at the annual meeting if you owned shares of common stock on the record date for the annual meeting. The record date was June 20, 2003. You will have one vote for each share of common stock that you owned on the record date.

How to Vote (Page 4)	You may vote by indicating on the enclosed proxy card how you want to vote, and by signing, dating and mailing the proxy card in the enclosed prepaid return envelope. You may also vote by being present in person at the annual meeting. Please vote as soon as possible to ensure that your shares are represented at the annual meeting.

Shares Held in Street Name (Page 4)	Your broker may vote your shares for you on the election of directors, but will vote your shares on the sale of assets only if you provide instructions on how to vote. You should therefore follow the directions provided by your broker regarding how to instruct your broker to vote your shares.

Revoking Your Proxy (Page 4)	You may revoke your proxy at any time prior to its exercise. You may do so by (a) filing with our Secretary a written revocation of the proxy; (b) appearing at the annual meeting and casting a vote contrary to that indicated on your proxy; or (c) submitting a duly executed proxy bearing a later date.

Vote Required (Page 4)	In the election of directors, the five candidates receiving the highest number of votes will be elected as directors. The approval of the sale of substantially all of the assets of our company will require the affirmative vote of the majority of the shares of outstanding common stock. Not voting your shares will have the same effect as negative votes.

Our Recommendations	The five current members of the board of directors of our company have nominated themselves to serve on the board of directors for next year. Our board of directors unanimously recommends that you vote in favor of their election.

The board of directors believes that the proposed sale of substantially all of the assets of our company is in the best interest of our stockholders. Our board of directors unanimously recommends that you vote in favor of such sale.

Sale Agreement (Page 19)	We entered into an agreement with M.G. Midwest, Inc. to sell 12 of our 14 stores. The sales price is $3,250,000 in cash. The sale under the agreement would be considered a sale of substantially all of our company’s assets. M.G. Midwest, Inc. is owned by Movie Gallery, Inc. Movie Gallery is also in the business of owning and operating retail video specialty stores. Movie Gallery’s headquarters are located at 900 West Main Street, Dothan Alabama 36301. Movie Gallery’s phone number is (334) 677-2108. The sale agreement, called the Asset Purchase Agreement, will be attached to this Proxy Statement as Appendix A. We encourage you to read the Asset Purchase Agreement in its entirety, as it is the legal document that governs the proposed sale of the 12 stores.

Reason for Sale (Page 20)	The board of directors of our company considered a number of operational strategic initiatives, and corporate and financial transactions. Upon such deliberation, the board approved the sale of substantially all of the assets for the following reasons:

We have been incurring operating losses in each of the past three fiscal years. The sale would allow us to discontinue a business that has been operating at a loss.

We have not been able to obtain financing on terms that are satisfactory to us to fund our operations.

We also believe that having the aggregate cash proceeds from the sale of our assets will enable us to be in a better bargaining position to try to obtain the largest possible discount on the trade debt and payables owed by us.

Closing of Sale (Page 23)	If stockholders of our company approve the sale and other conditions for the sale are satisfied, the closing is anticipated to occur on or around August 1, 2003. Other conditions for the sale include the successful assignment of leases to Movie Gallery for the stores to be sold, and the material accuracy of each parties’ representations and warranties in the Asset Purchase Agreement. At the closing, we will sell the assets of the 12 stores to Movie Gallery and Movie Gallery will pay us $3,250,000.

Proceeds from Sale (Page 20)	The proceeds from the sale will be used to pay down our debt and payables. Any available cash proceeds, after satisfying our debt and payables, may be used for a number of purposes that we determine is best.

Payment to Stockholders	We are currently not planning to distribute any cash proceeds from the sale to our stockholders. Moreover, there may not be any cash remaining and available to us after we satisfy our debt and payables from the sale proceeds. We are not seeking to liquidate our company at this time.

Non-approval	If stockholders of our company do not approve the sale, we will consider all alternatives for the future of our company, as may be in the best interest of our stockholders. We are obligated under our sale agreement to pay Movie Gallery a “break-up fee” of $60,000 if we fail for any reason to close the sale.

Certain Factors (Page 25)	We encourage you to read and consider the various factors in making your voting decision. Such factors are contained in “Certain Factors” and the other descriptions contained elsewhere in this Proxy Statement.

Additional Information	You may contact our Secretary if you have additional questions or need more information. Our Secretary may be contacted at 4800 Easton Drive, Suite 108, Bakersfield, California, 93309. Our phone number is (661) 634-9171. Please send any correspondence to the attention of our Secretary. Since both our company and Movie Gallery file reports and other information with the Securities and Exchange Commission, you may find additional information at the Internet site the SEC maintains at www.sec.gov.

This summary may not contain all of the information that may be important to you. You should carefully read this entire Proxy Statement and the other documents referred to herein for a better understanding of the sale of assets.

QUORUM AND VOTING RIGHTS

The presence, in person or by proxy, of the holders of a majority of the outstanding shares of Common Stock is necessary to constitute a quorum at the Annual Meeting. Only stockholders of record at the close of business on June 20, 2003 (the “Record Date”) will be entitled to notice of, and to vote at, the Annual Meeting. As of the Record Date, there were 10,042,720 shares of Common Stock outstanding and entitled to vote. Holders of Common Stock as of the Record Date are entitled to one vote for each share held.

All shares of Common Stock represented by properly executed proxies will, unless the proxies have previously been revoked, be voted in accordance with the instructions indicated in the proxies. If no instructions are indicated, the shares will be voted in favor of (i.e., “FOR”) (i) the election of the five nominees for directors of the Company listed under Proposal 1; and (ii) the approval of the sale of substantially all of the assets of the Company under Proposal 2, as fully described in this Proxy Statement. With respect to any other item of business that may come before the Annual Meeting, the proxy holders will vote the proxy in accordance with their best judgment.

In the election of directors, the five candidates receiving the highest number of votes will be elected as directors. The approval of the sale of substantially all of the assets of the Company will require the affirmative vote of the majority of the shares of the Company’s outstanding Common Stock. Any other matters submitted for stockholder approval at the Annual Meeting will be decided by the affirmative vote of the majority of the shares represented in person or by proxy and entitled to vote on each such matter. Abstentions with respect to any matter are treated as shares present or represented and entitled to vote on that matter and thus have the same effect as negative votes. If a broker which is the record holder of certain shares indicates on a proxy that it does not have discretionary authority to vote on a particular matter as to such shares, or if shares are not voted in other circumstances in which proxy authority is defective or has been withheld with respect to a particular matter, these non-voted shares will be counted for quorum purposes but are not deemed to be present or represented for purposes of determining whether stockholder approval of that matter has been obtained. Any stockholder executing a proxy has the power to revoke the proxy at any time prior to its exercise. A proxy may be revoked prior to exercise by (a) filing with the Company a written revocation of the proxy; (b) appearing at the Annual Meeting and casting a vote contrary to that indicated on the proxy; or (c) submitting a duly executed proxy bearing a later date.

The cost of preparing, printing, assembling and mailing this Proxy Statement and other material furnished to stockholders in connection with the solicitation of proxies will be borne by the Company. In addition to the solicitation of proxies by use of the mails, officers, directors, regular employees and agents of the Company may solicit proxies by written communications, by telephone, telegraph, electronic mail or personal call. These persons are to receive no special compensation for any solicitation activities. The Company will reimburse banks, brokers and other persons holding Common Stock in their names, or those of their nominees, for their expenses in forwarding proxy solicitation materials to beneficial owners of Common Stock.

This Proxy Statement and the accompanying form of proxy are first being mailed to stockholders on or about June 30, 2003.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This Proxy Statement contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, such as statements of the Company’s plans, activities, expectations and intentions, that involve risks and uncertainties that could cause actual results to differ materially from those discussed in such forward looking statements. Factors that could cause or contribute to such differences include, but are not limited to: the Company’s liquidity and financial condition; the Company’s liabilities and potential contingent liabilities of the Company; the ability to complete certain anticipated transactions including the satisfaction of certain contingencies necessary for such completion; the ability to obtain assignments of store leases to be assumed by the acquirer; the approval of the sale by the Company’s shareholders; availability of financing and capital resources; the performance and operations of the Company’s retail video stores; the demand for video tapes, both rental and sales, which may be affected by seasonal factors, weather, and the level of home viewing; competition from other retailers; the Company’s ability to manage its operations and financial obligations; and other factors discussed herein and in the company’s Annual Report on Form 10-K for the fiscal year ended January 31, 2003.

PROPOSAL 1 -

ELECTION OF DIRECTORS

Nominees

At the Annual Meeting, five directors, who will constitute the entire Board of Directors, are to be elected to serve until the next Annual Meeting of Stockholders and until their successors shall be elected and shall qualify. All nominees have consented to being named herein and have agreed to serve if elected. The nominees are as follows:

Robert Y. Lee

Rudolph R. Patino

Barry L. Collier

David A. Ballstadt

Gerald W. B. Weber

Management proxies will be voted FOR the election of all of the above named nominees unless the stockholder indicates that the proxy shall not be voted for all or any one of the nominees. Nominees receiving the highest number of affirmative votes cast, up to the number of directors to be elected, will be elected as directors. Abstentions, broker non-votes, and instructions on the accompanying proxy card to withhold authority to vote for one or more of the nominees will result in the respective nominees receiving fewer votes. If for any reason any nominee should, prior to the Annual Meeting, become unavailable for election as a Director, an event not now anticipated, the proxies will be voted for such substitute nominee, if any, as may be recommended by management. In no event, however, shall the proxies be voted for a greater number of persons than the number of nominees named.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ELECTION OF THE FIVE PERSONS NOMINATED FOR DIRECTOR HEREIN.

Management of the Company

The following sets forth certain information with respect to the directors and executive officers of the Company:

Name	Age	Positions with the Company	Director Since
Robert Y. Lee	40	Chairman of the Board	1997	(1)

Timothy L. Ford	46	Chief Executive Officer	—

Rudolph R. Patino	55	Chief Financial Officer, Secretary and Director	2001

Barry L. Collier	60	Director	1997	(2)

David A. Ballstadt	63	Director	1998

Gerald W. B. Weber	52	Director	1997

(1)	Mr. Lee has served as a director of the Company’s predecessor, Lee Video City, Inc., since 1990. Lee Video City, Inc. merged with and into Prism Entertainment Corporation in January 1997 and the surviving corporation changed its name to Video City, Inc.
(2)	Mr. Collier has served as a director of the Company’s predecessor, Prism Entertainment Corporation, since 1984. Lee Video City, Inc. merged with and into Prism Entertainment Corporation in January 1997 and the surviving corporation changed its name to Video City, Inc.

Robert Y. Lee served as the Company’s Chairman of the Board and Chief Executive Officer since the merger of the Company’s predecessor, Lee Video City, Inc. (“Lee Video City”), with and into Prism Entertainment Corporation (“Prism”) in January 1997 through July 2001. Mr. Lee founded Lee Video City and served as its Chairman of the Board and Chief Executive Officer since its inception in February 1990. Mr. Lee purchased his first video store in 1983, and during the 1980s opened and acquired more than 20 video stores in Southern California.

Timothy L. Ford has served as Chief Executive Officer since July 2001 and as President and Chief Operating Officer since the corporate office relocated to Bakersfield, California in March 2001. In 1993, Mr. Ford served as Vice President of Product and Merchandising as well as Regional Vice President of Operations. In 1989 Mr. Ford began pursuing a career in entertainment retail as a District Manager for Wherehouse Entertainment where he was responsible for 32 million dollars in revenue with an operating cash flow of 3.8 million. In 1989 Mr. Ford sold his interest in his companies to his partners. His businesses, which began in 1982, consisted of two restaurants, three nightclubs, five fitness facilities and one racquetball club.

Rudolph R. Patino has served as Chief Financial Officer of the Company since June 2000, and director since July 2001. He practiced public accounting for the accounting firm of Ernst & Young for four years and has been in private industry for the last 19 years. He has extensive experience in the entertainment industry and started his career in private industry with a controllership at Universal Studios Tour in 1982. Beginning in 1986, he continued his career as the Vice President and Chief Financial Officer of Avalon Attractions, the largest live concert promoter in Southern California. Since leaving Avalon Attractions in 1995, he has worked for Prism Entertainment Corporation, an independent film production and distribution company and J2 Communications, parent company of the National Lampoon franchise, both publicly held entertainment companies, as their Chief Financial Officer.

Barry L. Collier has served as a director of the Company since the Prism merger in January 1997. Mr. Collier served as the President, Chief Operating Officer and as a director of Prism since its inception in 1984 until the Prism merger, and as president of Company from January 1997 to July 1999. He served as the Secretary of Prism from 1984 to 1985 and was appointed as the Chief Executive Officer of Prism from 1985 until the Prism merger. Mr. Collier served as the Chairman of the Board of Prism from 1990 until 1994. Prism filed a voluntary petition under Chapter 11 of the Bankruptcy Code in December 1995 and emerged from Chapter 11 upon the consummation of the Prism merger.

David A. Ballstadt has served as a director of the Company since the acquisition by the Company of its subsidiaries, Adventures in Video, Inc. and KDDJ Investments, Inc., in March 1998. Mr. Ballstadt served as President of the Company from January 1997 to January 1999. Mr. Ballstadt founded and served as the president and chief executive officer of the video specialty chains, Adventures in Video, Inc. and KDDJ Investments, Inc. until their sale to the Company.

Gerald W. B. Weber is a cofounder of MAKAI Dev. Co., LLLP, a franchisor of hcx “the haircolorxperts” salons and has served as Co-Chief Executive Officer of such company since April 2003. Mr. Weber’s prior experience includes 13 years working with various companies headed by H. Wayne Huizenga. From September 2000 to May 2002, Mr. Weber was EVP/Chief Operating Officer of NationsRent, Inc., a heavy equipment rental company. From January 1998 to September 2000, Mr. Weber planned and directed all aspects of start up for CarSpa, a company combining a state-of-the-art car wash with oil, lube and gasoline, and a convenience store. From October 1995 to December 1997, Mr. Weber was SVP/Chief Operating Officer for AutoNation, Inc., the world’s largest automotive retailer, responsible for all facets of operations, including site selection, systems development, store openings, etc. From September 1987 to October 1995, Mr. Weber served in several senior management positions for Blockbuster Entertainment, including Chief Operating Officer for Blockbuster Video and President of Blockbuster Music. Prior to this Mr. Weber was President of a chain of retail beverage stores and spent fourteen years in the retail drug store industry with the Shoppers Drug Mart Division of Imasco Ltd., as a Director of Operations, and the GrayDrugFair division of Sherwin-Williams, Inc., as a Vice President, Operations.

Directors serve until the next annual meeting of the Company’s stockholders or until their successors are elected or appointed. Officers are elected by and serve at the discretion of the Board of Directors. See “Compensation of Directors and Executive Officers—Employment Agreements.” There are no family relationships among the officers or directors of the Company.

Meetings; Attendance; Committees

During the fiscal year ended January 31, 2003, the Board of Directors of the Company met three times. No incumbent member who was a director during the past fiscal year attended fewer than 75% of the aggregate of all meetings of the Board of Directors and all meetings of the committees of the Board of Directors on which he served.

The Company has standing audit and compensation committees of the Board of Directors. The Company’s compensation committee was formed to make recommendations to the Board concerning salaries and incentive compensation for officers and employees of the Company, including the grant of stock options to the Company’s executive officers under the Company’s stock option plans. The compensation committee currently consists of Gerald W.B. Weber and Barry L. Collier, and had a committee meeting during the last fiscal year. The audit committee reviews the scope of the audit and other accounting related matters. The Company’s audit committee currently consists of Robert Y. Lee and Barry L. Collier, and had a committee meeting during the last fiscal year. The Company has no other committees of its Board of Directors.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 (the “Exchange Act”) requires the Company’s directors and executive officers, and persons who own more than 10 percent of a registered class of the Company’s equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission (the “Commission”). Directors, executive officers and greater than 10 percent stockholders are required by the Commission’s regulations to furnish the Company with copies of all Section 16(a) forms they file. Based solely on review of such reports and certain representations furnished to it, the Company believes that during the fiscal year ended January 31, 2003, all officers and directors complied with all applicable Section 16(a) filing requirements of the Exchange Act, except Robert Y. Lee and Rudolph Patino who each submitted one late filing in connection with warrants to purchase common stock issued to them as part of their participation in the Company’s private placement offering.

Code of Ethics

The Company has not adopted a code of ethics that applies to its principal executive officer, principal financial officer, principal accounting officer, or persons performing similar functions. The Company is currently exploring all possibilities regarding future plans for its business and continued existence in the event of the sale of substantially all of its assets. Due to uncertainties of the Company’s future business and continued existence and the current financial position of the Company, the Company has not yet adopted such code of ethics.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

Executive Compensation

The following table sets forth the compensation for the fiscal years ended January 31, 2003, 2002 and 2001 paid by the Company to its Chief Executive Officer and the other executive officers of the Company who earned in excess of $100,000 (collectively, the “Named Executive Officers”) based on salary and bonus for the fiscal year ended January 31, 2003:

Name and Principal Position	Annual Compensation(1)				Long-Term Compensation
	Period Ended	Salary($)	Bonus	Other Annual Compen- sation	Restricted Stock Award(#)	Securities Underlying Option(#)
Robert Y. Lee (2) Chief Executive Officer	January 31, 2003 January 31, 2002 January 31, 2001	— 94,000 350,000	— — —	60,000 — —	— — —	— 150,000 —

Timothy L. Ford (3) Chief Executive Officer	January 31, 2003 January 31, 2002	164,000 145,000	— —	— —	— —	— 250,000

Rudolph Patino (4) Chief Financial Officer	January 31, 2003 January 31, 2002 January 31, 2001	179,000 175,000 85,000	50,000 — —	— — —	— 42,000 —	— 250,000 —

(1)	The compensation described in this table does not include medical insurance, retirement benefits and other benefits received by the foregoing executive officers which are available generally to all employees of the Company and certain perquisites and other personal benefits received by the foregoing executive officers of the Company, the value of which did not exceed the lesser of $50,000 or 10% of the executive officer’s cash compensation in the table.
(2)	Robert Y. Lee resigned as Chief Executive Officer in July 2001.
(3)	Timothy L. Ford was appointed Chief Executive Officer in July 2001.
(4)	Rudolph R. Patino received 42,000 shares of the Company’s common stock as per his employment agreement.

Option Grants

The Company did not grant any stock options to the Named Executive Officers during the fiscal year ended January 31, 2003.

Option Exercises and Fiscal Year-End Option Values

No stock options were exercised by any of the Named Executive Officers during the fiscal year ended January 31, 2003. The following table sets forth certain information regarding stock options held by the Named Executive Officers as of January 31, 2003:

Fiscal Year-End Options

Name	Number of Securities Underlying Unexercised Options at Fiscal Year-End(#)		Value of Unexercised In-the-Money Options at Fiscal Year End($)(1)
	Exercisable	Unexercisable	Exercisable	Unexercisable
Robert Y. Lee	150,000	0	$0	$0
Timothy L. Ford	250,000	0	0	0
Rudolph R. Patino	250,000	0	0	0

(1)	Amounts are shown as the positive spread between the exercise price and the last sale price of the Company’s Common Stock as reported on the OTC Bulletin Board on January 31, 2003 ($0.15). All of the stock options for each of the persons listed above are exercisable at an exercise price of $0.25 per share. The Company’s Common Stock was not traded on an established public trading market during the fiscal year ended January 31, 2003.

Director Compensation

Directors, other than directors who are employees of the Company, receive cash compensation in the amount of $20,000 per year for serving on the Company’s board and are also entitled to participate in the Company’s stock option plans and from time to time to receive grants of options thereunder to purchase shares of the Company’s Common Stock. There were no options granted to directors of the Company during the fiscal year ended January 31, 2003. During the last fiscal year, each of the non-employee directors received his $20,000 compensation in the Company’s Common Stock, at a per share price of $0.25 per share or 80,000 shares, in lieu of cash. In addition, the Company paid two directors an annual car allowance in the amount of $18,000 each, and provided three directors medical insurance and similar benefits consistent with that provided generally to employees of the Company. Directors are reimbursed for travel and other out-of-pocket costs and expenses incurred in connection with their duties as board members.

Employment Agreements

Effective October 1, 2001, Robert Y. Lee entered into an Non-compete/advisory Agreement with the Company pursuant to which he will serve for a period of three years in the capacity as an advisor with no responsibility for the day-to-day operations of the Company. Mr. Lee will receive a Non-compete/advisory payment of $60,000 per year and participate in all benefits available to members of the Company’s management. Mr. Lee is also entitled to certain fringe benefits in the amount of approximately $36,000 per year, which includes a monthly auto allowance and paid life insurance premiums. In the event of a Change in Control (as defined in the agreement), the agreement is automatically extended to a date which is three years from the date such Change in Control becomes effective. A “Change in Control” is deemed to occur if (i) any person becomes the owner of at least 35 percent of the Company’s voting securities, (ii) a change in the majority of the membership of the Board of Directors occurs without approval of two-thirds of the directors who were directors prior to the commencement of the Change of Control, (iii) there is consummated a merger or consolidation of the Company with another entity in which the Company’s stockholders immediately prior thereto do not continue to hold at least 60 percent of the voting securities of the surviving entity, or (iv) there occurs a liquidation of the Company or a sale or other disposition of all or substantially all of the Company’s assets.

Effective September 1, 2001, Timothy L. Ford entered into an Employment Agreement with the Company pursuant to which he will serve for a period of three years in the capacity as Chief Executive Officer. Mr. Ford will receive a base salary of $160,000, including annual percentage increases per year and an annual bonus of 3% of adjusted EBITDA cash flow “as defined by Industry standards” provided the Company hits its budgeted EBITDA goals for each fiscal year. Mr. Ford is also entitled to options to purchase 250,000 shares of common stock at an exercise price no less than the fair market value at the date of grant (all of which have become exercisable), and certain fringe benefits in the amount of approximately $12,000 per year, which includes a monthly auto allowance. In the event of a Change of Control (as defined in the agreement), Mr. Ford shall be guaranteed his base salary and certain fringe benefits through August 31, 2004. A “Change of Control” is defined as (i) the acquisition by any individual, group or entity, of beneficial ownership of more than 50 percent of the common stock of the Company, (ii) consummation of a reorganization, merger, or consolidation or sale or other disposition of all or substantially all of the Company’s assets, or (iii) approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

Effective September 1, 2001, Rudolph R. Patino entered into an Employment Agreement with the Company pursuant to which he will serve for a period of three years in the capacity as Chief Financial Officer. Mr. Patino will receive a base salary of $175,000, including annual percentage increases per year and an annual bonus of 3% of adjusted EBITDA cash flow “as defined by Industry standards” provided the Company hits its budgeted EBITDA goals for each fiscal year. Mr. Patino is also entitled to a signing bonus of $50,000, 42,000 shares of restricted stock, options to purchase 250,000 shares of common stock at an exercise price no less than the fair market value at the date of grant (all of which have become exercisable), and certain fringe benefits in the amount of approximately $12,000 per year, which includes a monthly auto allowance. In the event of a Change of Control (as defined in the agreement), Mr. Patino shall be guaranteed his base salary and certain fringe benefits through August 31, 2004. A “Change of Control” is defined as (i) the acquisition by any individual, group or entity, of beneficial ownership of more than 50 percent of the common stock of the Company, (ii) consummation of a reorganization, merger, or consolidation or sale or other disposition of all or substantially all of the Company’s assets, or (iii) approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

Stock Option Plans

1996 Stock Option Plan. In November 1996, the Video City board and shareholders of Video City’s predecessor, Lee Video City, adopted its 1996 Stock Option Plan. The 1996 Stock Option Plan, which was assumed by the Company, provides for the grant of options to directors, officers, other employees and consultants of the Company to purchase up to an aggregate of 1,000,000 shares of the Company’s Common Stock. The purpose of the 1996 Stock Option Plan is to provide participants with incentives which will encourage them to acquire a proprietary interest in, and continue to provide services to, the Company. The 1996 Stock Option Plan is administered by the Company’s board or a committee of the board, which has discretion to select optionees and to establish the terms and conditions of each option, subject to the provisions of the 1996 Stock Option Plan. Options granted under the 1996 Stock Option Plan may be “incentive stock options” as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), or nonqualified options.

The exercise price of incentive stock options may not be less than the fair market value of the Company’s Common Stock as of the date of grant (110% of the fair market value if the grant is to an employee who owns more than 10 percent of the total combined voting power of all classes of capital stock of the Company). The Code currently limits to $100,000 the aggregate value of the Company’s Common Stock that may become exercisable in any one year pursuant to incentive stock options under the 1996 Stock Option Plan or any other option plan adopted by the Company.

Nonqualified options may be granted under the 1996 Stock Option Plan at an exercise price of not less than 85% of the fair market value of the Company’s Common Stock on the date of grant. Nonqualified options may be granted without regard to any restriction on the amount of the Company’s Common Stock that may become exercisable pursuant to such options in any one year. Options may not be exercised more than ten years after the date of grant (five years after the date of grant if the grant is an incentive stock option to an employee who owns more than 10 percent of the total combined voting power of all classes of capital stock of the Company), or such lesser period of time as is set forth in the applicable stock option agreement. Options granted under the 1996 Stock Option Plan generally are nontransferable except by will or by the laws of descent and distribution. Shares subject to options that expire unexercised under the 1996 Stock Option Plan are available for future grant under the 1996 Stock Option Plan. The number of options outstanding and the exercise price thereof are subject to adjustment in the case of certain transactions such as recapitalizations, stock splits or stock dividends. The 1996 Stock Option Plan is effective for ten years, unless sooner terminated or suspended.

In general, upon termination of employment of an optionee, all options granted to such person which were not exercisable on the date of such termination will immediately terminate, and any options that are exercisable will terminate not less than three months (six months in the case of termination by reason of death or disability) following termination of employment, or such other period of not less than 30 days after the date of termination as is specified in the applicable stock option agreement.

1998 Stock Option Plan. In June 1998, the Company’s board unanimously approved the Company’s 1998 Stock Option Plan. In August 1998 the Company’s stockholders approved the 1998 Stock Option Plan. The purpose of the 1998 Stock Option Plan is to enable the Company to attract and retain top-quality employees, officers, directors and consultants and to provide them with an incentive to enhance shareholder return. The 1998 Stock Option Plan originally provided for the grant of options to officers, directors, other employees and consultants of the Company to purchase up to an aggregate of 1,200,000 shares of the Company Common Stock. The 1998 Stock Option Plan is administered by the Company’s board or a committee of the Board, and is currently administered by the compensation committee of the Company’s Board, which has complete discretion to select the optionees and to establish the terms and conditions of each option, subject to the provisions of the 1998 Stock Option Plan. Options granted under the 1998 Stock Option Plan may be “incentive stock options” as defined in Section 422 of the Code, or nonqualified options, and will be designated as such.

The exercise price of incentive stock options may not be less than the fair market value of the Company’s Common Stock as of the date of grant (110% of the fair market value if the grant is to an employee who owns more than 10% of the total combined voting power of all classes of capital stock of the Company). The Code currently limits to $100,000 the aggregate value of the Company Common Stock that may become exercisable for the first time in any one year pursuant to incentive stock options under the 1998 Stock Option Plan or any other option plan adopted by the Company. Nonqualified options may be granted under the 1998 Stock Option Plan at an exercise price less than the fair market value of the Company Common Stock on the date of grant. Nonqualified options also may be granted without regard to any restriction on the amount of the Company Common Stock that may become exercisable pursuant to such options in any one year.

In general, upon termination of employment of an optionee, all options granted to such person which were not exercisable on the date of such termination would immediately terminate, and any options that are exercisable would terminate 90 days (six months in the case of termination by reason of death or disability) following termination of employment.

Options may not be exercised more than ten years after the grant (five years after the grant if the grant is an incentive stock option to an employee who owns more than 10% of the total combined voting power of all classes of capital stock of the Company). Options granted under the 1998 Stock Option Plan are not transferable and may be exercised only by the respective grantees during their lifetime or by their heirs, executors or administrators in the event of death. Under the 1998 Stock Option Plan, shares subject to cancelled or terminated options are available for subsequently granted options. The number of options outstanding and the exercise price thereof are subject to adjustment in the case of certain transactions such as recapitalizations, stock splits or stock dividends. The 1998 Stock Option Plan is effective for ten years, unless sooner terminated or suspended. The 1998 Stock Option Plan provides that options covering no more than 600,000 shares of the Company common stock may be granted to any one employee in any twelve month period. In accordance with Rule 260.140.45 of the California Commissioner of Corporations, the 1998 Stock Option Plan provides that at no time shall the total number of shares issuable upon exercise of all outstanding options and the total number of shares provided for under any stock bonus or similar plan of the Company exceed 30% of the then outstanding shares of the Company as calculated in accordance with this rule, based on the shares of the Company which are outstanding at the time the calculation is made.

Compensation Committee Interlocks and Insider Participation

The Company’s compensation committee was formed to make recommendations to the Board concerning salaries and incentive compensation for officers of the Company, including the grant of stock options to the Company’s executive officers under the Company’s stock option plans. The compensation committee consists of Messrs Weber and Collier. Mr. Collier served as the president of the Company from January 1997 to July 1999.

In June 2002, the Company retained Denari & Associates to serve as its investment banking firm in connection with its various corporate, finance, and mergers and acquisitions advisory services. Denari & Associates’ compensation for such services consists of a monthly retainer in the amount of $4,000 per month and an additional fee contingent upon the success of any such transactions in the amount of six percent of the size of transaction so completed. In June 2002, Gerald W.B. Weber entered into an advisory agreement with Denari & Associates pursuant to which Mr. Weber provides mergers and acquisitions and other retail video industry experience and contact to Denari & Associates in connection with Denari & Associates’ services to the Company. The agreement between Mr. Weber and Denari & Associates provides that Mr. Weber will be compensated for such services in the amount of 40% of the fees that Denari & Associates receives from the Company, if and when received by Denari & Associates. Mr. Weber was responsible for continued discussions and negotiations with each of the video retail industry chains, to explore potential corporate and financial transactions for the Company.

REPORT OF THE COMPENSATION COMMITTEE

OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION

The Compensation Committee of the Board of Directors determines and makes recommendations to the Board concerning salaries and incentive compensation for the executive officers of the Company. The compensation committee consisted of Barry L. Collier and Gerald W.B. Weber during the fiscal year ended January 31, 2003.

The Company’s current compensation program for its executive officers consists of two elements: (i) cash compensation consisting of an annual base salary and possible bonuses based on the financial performance of the Company, and (2) long-term compensation consisting of stock options to purchase shares of the Company’s Common Stock. Except as otherwise fixed by the agreements with Messrs. Lee, Ford and Patino described above under “Compensation of Directors and Executive Officers — Employment Agreements,” the amount of annual base salary is established by the Compensation Committee for each executive officer based on the officer’s job description and a general assessment of his performance and experience. The amount of cash bonus, if any, is awarded based on the Company achieving targeted pre-tax profits for each fiscal year. The long-term component of the compensation program consists of the grant of stock options, which the Compensation Committee believes provides the executive officer with the incentive to implement the Company’s annual objectives and strategy and aligns his interest with that of the stockholders of the Company. The Compensation Committee intends to regularly review publicly available information regarding compensation programs and philosophies of the Company’s competitors and other entities of a comparable size with the Company, with the objective of ensuring that the Company’s compensation philosophy and programs remain competitive and appropriate.

During the fiscal year ended January 31, 2003, the Company paid Timothy L. Ford, the Company’s Chief Executive Officer, and the other executive officers, annual cash salaries established under their respective employment agreements. See “Compensation of Directors and Executive Officers—Employment Agreements.” Mr. Ford’s employment agreement provided for a base salary of $164,000 for the year ended January 31, 2003 and an annual bonus of 3 percent of adjusted EBITDA cash flow “as defined by Industry standards.” Other than a cash bonus of $50,000 paid to the Company’s Chief Financial Officer, Rudolph R. Patino, no cash bonuses were paid and no stock options were granted to any of the executive officers of the Company during the fiscal year ended January 31, 2003.

Current Compensation Committee:

Barry L. Collier and Gerald W.B. Weber

REPORT OF THE AUDIT COMMITTEE

The Audit Committee members are not professional accountants or auditors, and their functions are not intended to duplicate or to certify the activities of management or the independent auditors. The Audit Committee serves a board-level oversight role, in which it provides advice, counsel and direction to management and the auditors on the basis of the information it receives, discussions with management and the auditors, and the experience of the Audit Committee’s members in business, financial and accounting matters. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the audited financial statements with the Company’s management. The Audit Committee currently consists of Robert Y. Lee and Barry L. Collier.

The Audit Committee has discussed with BDO Seidman, LLP, the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, including, among other items, matters related to the conduct by the independent auditors of the audit of the Company’s consolidated financial statements. The Audit Committee has received from BDO Seidman, LLP, the written disclosures and the letter required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and the Audit Committee has discussed with BDO Seidman, LLP its independence from the Company.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended January 31, 2003, for filing with the Securities and Exchange Commission.

Current Audit Committee:

Robert Y. Lee and Barry L. Collier

The Audit Committee of the Board of Directors currently consists of Robert Y. Lee and Barry L. Collier. Mr. Collier is an independent director, as that term is defined in Rule 4200(a)(14) of the Nasdaq Marketplace Rules. Mr. Lee is not an independent director according to such Rule. The Board of Directors has not adopted a written charter for its audit committee.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of the Company’s Common Stock as of May 31, 2003, by (i) each person who is known by the Company to own beneficially more than 5% of the Company’s outstanding Common Stock, (ii) each of the directors of the Company, (iii) each of the Named Executive Officers, and (iv) all officers and directors of the Company as a group.

Name and Address(1)	Number of Shares Beneficially Owned(2)		Percentage of Outstanding
Robert Y. Lee	859,488	(3)	8.5%

Timothy L. Ford	250,000	(3)	2.4%

Rudolph R. Patino	407,637	(3)	4.0%

Barry L. Collier	209,631	(3)	2.1%

David A. Ballstadt	210,618	(3)	2.1%

Gerald W. B. Weber	159,587	(3)	1.6%

Stuart Lazar	1,662,190	(4)	16.6%

IEI Investments Inc.	1,642,435	(5)	16.4%

Mortco, Inc.	119,914	(6)	1.2%

Rentrak Corporation	1,386,180	(6)	13.8%

All Directors and Executive Officers as a group (6 persons)	1,892,374	(3)	17.3%

*	Less than one percent.
(1)	Except as otherwise indicated, the address of each principal stockholder of the Company is c/o Video City, Inc. at 4800 Easton Drive, Suite 108, Bakersfield, California 93309.
(2)	Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to the securities. Shares of Common Stock subject to options or warrants that are currently exercisable or are exercisable within 60 days of May 31, 2003, are deemed outstanding for computing the percentage of the person holding such options or warrants but are not deemed outstanding for computing the percentage of any other person. Except as indicated by footnote and subject to community property laws where applicable, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them.
(3)	Includes the following currently exercisable stock options to purchase shares from the Company: Mr. Ford 250,000 shares; Mr. Patino 250,000 shares; Mr. Lee 125,000 shares; Mr. Collier, 75,000 shares; Mr. Ballstadt, 75,000 shares; Mr. Weber, 75,000 shares. Mr. Lee’s shares also include shares owned by a trust of which Mr. Lee is the trustee.
(4)	Consists of 19,755 shares of common stock owned by L Entertainment Investors, Inc. and Mr. Lazar’s options to purchase 1,584,617 and 57,818 shares of common stock from Ingram Entertainment Inc. and Ingram Capital Inc., respectively, based on the Schedule 13D filed with the Securities and Exchange Commission by Stuart Lazar. Substantially all of the stock of L Entertainment Investors, Inc. are owned by Stuart Lazar. Ingram Entertainment Inc. and Ingram Capital Inc. granted a Proxy and Power of Attorney to Mr. Lazar to vote the shares underlying such options. The Company believes Ingram Entertainment Inc. and Ingram Capital Inc. are affiliate and/or predecessor entities of IEI Investments, Inc. The address of Stuart Lazar and L Entertainment is 2036 Highsplint Drive, Rochester Hills,

Michigan 48307.

(5)	Consists of 1,584,617 and 57,818 shares of common stock held by Ingram Entertainment Inc. and Ingram Capital Inc., respectively, based on the Schedule 13D filed with the Securities and Exchange Commission by IEI Investments Inc. The Company believes Ingram Entertainment Inc. and Ingram Capital Inc. are affiliate and/or predecessor entities of IEI Investments, Inc. The address of IEI Investments, Inc. is Two Ingram Blvd., La Vergne, Tennessee 37089.
(6)	The Company believes Mortco, Inc. and Rentrak Corporation are affiliates. The address of Rentrak Corporation is One Airport Center,7700 NE Ambassador Place, Portland, Oregon 97220.

The Company does not know of any arrangements that may at a subsequent date result in a change of control of the Company.

STOCK PERFORMANCE GRAPH

The following graph sets forth a comparison of cumulative total returns for the Company’s common stock, the Nasdaq Stock Market (U.S. companies) and the MG Group Index (Media General Financial Services), for the last five fiscal years.

The graph assumes that the value of the investment in each of the Company’s common stock, the Nasdaq Stock Market (U.S. companies) and MG Group Index (Media General Financial Services), was $100 on January 31, 1998, and all dividends were reinvested.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Company purchased certain video game inventory from Ingram Entertainment, Inc. in the amount of $113,000 during the fiscal year ended January 31, 2003. Ingram Entertainment is a major stockholder of the Company. The Company believes such purchases of inventory were made based on arms’ length negotiations between the Company and Ingram Entertainment.

In May 2002 Robert Y. Lee and Rudolph R. Patino, both invested in the Company’s Private Placement Offering of senior subordinated convertible notes and warrants, in the aggregate amount of $182,420 and $50,000, respectively. The Private Placement Offering consisted of the sale of Series A Units with each unit consisting of a $10,000 10% Senior Subordinated Convertible Note due November 1, 2003 and a Series A Warrant to purchase 20,000 shares of the Company’s common stock until November 2003 at the exercise price of $0.01 per share. The Notes are secured by the assets of the Company. As a result, the Company issued warrants to purchase 364,840 and 100,000 shares of common stock to each of Messrs Lee and Patino.

The Company paid down some of the principal and accrued interest of the outstanding private placement Notes in connection with the November 2002 sale of the 19 stores. The Company paid all of the private placement investors, their principal and interest payments in full, with the exception that, if any private placement investor chose not to be paid down a portion of his investment, he would receive an additional warrant to purchase the Company’s common stock at a purchase price of $0.01 per share, for every dollar not paid down. Messrs Lee and Patino received a pay down of their respective notes in the amount of $72,968 and $25,000, respectively. Because Messrs Lee and Patino maintained their principal amount under their notes in the amount of $109,452 and $25,000, respectively, Messrs Lee and Patino received additional warrants to purchase 109,452 and 25,000 shares of common stock, respectively.

In February 2003, a trust to which Mr. Lee is the trustee also invested in the same private placement offering in the amount of $100,000, and hence received warrants to purchase 200,000 shares of the Company’s Common Stock.

The Company paid approximately $133,250 of the outstanding principal amount of the private placement notes from the proceeds of the sale of the two stores in May 2003. As a result, the principal amounts of $41,890 and $5,000 were paid down for the notes due to Messrs Lee (including the trust of which Mr. Lee is the trustee) and Patino, respectively. As of May 31, 2003, the Company owed Messrs Lee (including the trust of which Mr. Lee is the trustee) and Patino principal and accrued interest on such notes in the amounts of $168,958 and $20,167, respectively. The private placement notes mature on November 1, 2003. Messrs Lee (including the trust of which Mr. Lee is the trustee) and Patino did not receive any additional benefit or consideration, compared to any other private placement offering investors, in connection with their investment in, or their pay down by, the Company in connection with private placement offering. As of May 31, 2003, Messrs Lee (including the trust of which Mr. Lee is the trustee) and Patino exercised their warrants and purchased 674,292 and 125,000 shares of the Company’s common stock. Mr. Patino is also the Chief Financial Officer of the Company.

In June 2002, the Company retained Denari & Associates to serve as its investment banking firm in connection with its various corporate, finance, and mergers and acquisitions advisory services. Denari & Associates’ compensation for such services consists of a monthly retainer in the amount of $4,000 per month and an additional fee contingent upon the success of any such transactions in the amount of six percent of the size of transaction so completed. In June 2002, Gerald W.B. Weber entered into an advisory agreement with Denari & Associates pursuant to which Mr. Weber provides mergers and acquisitions and other retail video industry experience and contact to Denari & Associates in connection with Denari & Associates’ services to the Company. The agreement between Mr. Weber and Denari & Associates provides that Mr. Weber will be compensated for such services in the amount of 40% of the fees that Denari & Associates receives from the Company, if and when received by Denari & Associates. Mr. Weber was responsible for continued discussions and negotiations with each of the video retail industry chains, to explore potential corporate and financial transactions for the Company. Mr. Weber is a member of the board of directors of the Company.

Controls and Procedures

Within 90 days prior to the filing date of the Company’s Annual Report on Form 10-K for the fiscal year ended January 31, 2003, the Company carried out an evaluation, under the supervision and with the participation of our management, including our Chief Executive Officer and Chief Financial Officer, of the effectiveness of the design and operation of the Company’s disclosure controls and procedures pursuant to the Exchange Act Rule 13a-14. Based upon that evaluation, the Company’s Chief Executive Officer and Chief

Financial Officer concluded that the Company’s disclosure controls and procedures effectively ensure that material information required to be in such Annual Report is made known to them by others in a timely manner. The Company has not made any significant changes to its internal controls, and no other factors have come to the Company’s attention that could significantly affect the Company’s internal controls, subsequent to the date of this most recent evaluation.

PROPOSAL 2 -

PROPOSAL TO APPROVE THE SALE OF

SUBSTANTIALLY ALL OF THE ASSETS OF THE COMPANY

General

In June 2003, the Company’s Board of Directors unanimously approved the proposal, subject to stockholder approval, to sell substantially all of the assets of the Company. Pursuant to such proposal, the Company entered into a definitive Asset Purchase Agreement, dated as of June 20, 2003, with M. G. Midwest, Inc., an affiliate of Movie Gallery, Inc. (the “Asset Purchase Agreement”), for the sale of 12 of the 14 retail video stores which the Company currently owns and operates, for a purchase price of $3,250,000 (the “Movie Gallery Transaction”). The Board believes that the proposed sale of substantially all of the assets of the Company is in the best interest of the Company and its stockholders. The full text of the Asset Purchase Agreement will be attached to this Proxy Statement as Appendix A and the description of such agreement in this Proxy Statement is qualified by reference to the text of such Asset Purchase Agreement. STOCKHOLDERS SHOULD READ THE ASSET PURCHASE AGREEMENT IN ITS ENTIRETY.

The applicable provisions of the Delaware General Corporation Law require stockholder approval for the sale of all or substantially all assets of the Company.

Background of the Sale

The Company currently owns and operates 14 retail video specialty stores that rent and sell videocassettes, digital video discs (“DVDs”), video games and other products such as video players and accessories and confectionery items. The 14 stores currently owned and operated by the Company are located at the following cities in the state of California:

City	Number of Stores
Bakersfield	5
Fresno	3
Lancaster	2
Ventura	2
Taft	1
Tehachapi	1

The Company’s current 14 stores range in size from 3,560 square feet to 9,500 square feet and offer between 6,000 to 12,000 videocassettes and DVDs consisting of from 4,000 to 10,000 different titles. The stores are open 365 days a year from 10:00 A.M. to 11:00 P.M.

In November 2002, the Company sold 19 of its retail video stores, then representing all stores owned and operated by the Company outside of California, for a purchase price of $2,080,500 in cash. The Company’s plan at that time was to focus on developing its business within the state of California. Since November 2002, the Company also closed five of its under-performing stores.

However, the Company continued to operate at a loss, and has not been able to fund certain of its financial obligations. In May 2003, the Company sold two of its retail video stores, located in Salinas and San Francisco, California and located farthest from the Company’s headquarters in Bakersfield California, to raise cash in order to satisfy the Company’s immediate need for liquidity. The purchase price for the two sold stores was $900,000 in cash, of which $550,000 has been paid to the Company as of the date of this Proxy Statement and the remaining $350,000 is payable upon the Company obtaining a certain lease assignment satisfactory to the purchaser. Although the Company is exercising its best efforts to obtain such lease assignment, there can be no assurance that such lease assignment will be obtained.

M.G. Midwest, Inc. was the purchaser of the video stores that were sold in both November 2002 and May 2003, and is also the purchaser under the Asset Purchase Agreement for the sale of the 12 stores. M.G. Midwest, Inc. is an affiliate of Movie Gallery, Inc., which is a video specialty retailer primarily focused on rural and secondary markets (M.G. Midwest, Inc. and Movie Gallery, Inc. are referred to herein collectively, as “Movie Gallery”). Movie Gallery owns and operates over 1,800 retail stores, located in 43 states and seven Canadian provinces, that rent and sell videocassettes, DVDs and video games. According to Movie Gallery’s Quarterly Report on Form 10-Q for the fiscal quarter ended April 6, 2003, Movie Gallery had cash and cash equivalents in the amount of $34,532,000 as of such date. Movie Gallery’s offices are located at 900 West Main Street, Dothan Alabama 36301, telephone (334) 677-2108, website: www.moviegallery.com.

In both the November 2002 and May 2003 transactions, and the proposed sale of the 12 stores under the Asset Purchase Agreement, the purchase price was determined as a result of arm’s length negotiations between the Company and Movie Gallery. At all times, there were no material relationships between Movie Gallery or any of its shareholders or affiliates, on the one hand, and the Company, any of the Company’s affiliates, any director or officer of the Company or any associate of any such director or officer, on the other hand.

The Company’s business, financial condition, and results of operations, among others, are described in the Company’s Annual Report on Form 10-K for the year ended January 31, 2003 and the Company’s Quarterly Report on Form 10-QSB for the quarter ended April 30, 2003, which will be attached to this Proxy Statement as Appendices B and C, respectively. STOCKHOLDERS SHOULD READ SUCH ANNUAL AND QUARTERLY REPORTS IN THEIR ENTIRETY.

Reason for the Sale of Assets

The Board of Directors of the Company believes that the proposed sale of substantially all of the assets of the Company is in the best interest of the Company and its stockholders. As a result of the Company’s economic difficulty, the Company has actively explored various business initiatives and strategic transactions in order to satisfy the needs of the Company’s creditors and to maximize stockholder value. Based on such activity, the Board has approved the proposed sale of the 12 stores to Movie Gallery. Among other things, the Board and the Company’s management believe that such sale is an essential step to pay down the Company’s debt and trade payables that are currently due and will be due in the future, and to discontinue a business that has been operating at a loss. Accordingly, the Board has approved the proposed sale of substantially all of the assets of the Company.

In the event the proposed sale of the 12 stores to Movie Gallery is consummated pursuant to the Asset Purchase Agreement, the Company plans to use the cash proceeds from such transaction in the amount of $3,250,000 to pay down the debt owed by the Company to its secured creditors and to pay down other trade debt and payables owed by the Company. The Company’s management (“Management”) and the Board believe that having the aggregate cash proceeds from such sale will enable the Company to be in a better bargaining position to try to obtain the largest possible discount on the trade debt and payables owed by the Company. Any available cash proceeds, after satisfying the Company’s debt and payables, may be used for a number of purposes. Such potential uses include for general working capital in connection with the Company’s entering into another business, merging, consolidating or entering into a strategic relationship with another company, or distributing such proceeds to the Company’s stockholders. There can be no assurances that any cash proceeds will remain available to the Company after the Company satisfies its debt and payables.

Despite the Company’s efforts to achieve profitability by implementing its business and operating strategies, the Company has been operating at a loss in each of its past three fiscal years, and currently anticipates operating losses during the first two fiscal quarters of the current year. The Company incurred operating losses of $10,219,000, $3,416,000 and $2,978,000 during the fiscal years ended January 31, 2001, 2002 and 2003, respectively, and operating losses of approximately $409,000 during the fiscal quarter ended April 30, 2003.

As of May 31, 2003, the Company had total estimated liabilities of approximately $4,152,000, consisting of (i) senior secured debt owed to vendors in the amount of $451,000; (ii) principal amount of $553,000 and accrued interest in the amount of $4,500 due on November 1, 2003 to the private placement investors; (iii) various state tax liabilities in the amount of $782,000 that were not discharged as part of the Company’s reorganization under Chapter 11 of the United States Bankruptcy Code, and (iv) $2,361,500 in other liabilities. As of May 31, 2003, the Company had total cash and cash equivalents in the amount of only $37,800. Moreover, anticipated revenues for future periods are not expected to generate sufficient cash to meet the Company’s current operating needs and to satisfy the Company’s future obligations. Although the Board and Management has diligently done so, the methods used in estimating the amount of liabilities and potential contingent liabilities do not, with certainty, result in an exact determination of the amount of such liabilities and potential contingent liabilities of the Company.

In August 2000, the Company filed voluntary petitions seeking reorganization under Chapter 11 of the United States Bankruptcy Code. In July 2001, the Company presented a plan of reorganization to the bankruptcy court to reorganize the Company’s business and to restructure the Company’s obligations. The bankruptcy court approved the Company’s plan of reorganization, which became effective in August 2001.

In November 2002, the Company sold all 19 of its stores located outside of California to focus on developing its business within the state of California. Since November 2002, the Company also closed five of its under-performing stores. However, despite such efforts at achieving operating efficiencies and geographic concentration, the Company continued to operate at a loss, and has not been able to fund certain of its financial obligations. As a result, in May 2003, the Company sold two of its stores to raise cash in order to satisfy the Company’s immediate need for liquidity.

The Company has been seeking alternative forms of financing, including debt financing, private placement of its securities, vendor financing and others. In May 2002, the Company initiated a private placement offering of Series A Units, each $10,000 unit consisting of a senior subordinated convertible note due November 1, 2003 in the principal amount of $10,000 with an interest rate of 10 percent and warrants to purchase 20,000 shares of the Company’s common stock. The senior subordinated convertible notes are secured by the assets of the Company. Since May 2002, the Company was able to raise an aggregate gross amount of $1,160,920 from such private placement offering. The Company has since repaid part of the principal amount of the notes issued from the private placement in connection with the sale of the 19 and 2 stores in November 2002 and May 2003. However, as of May 31, 2003, the total principal and accrued interest in the aggregate amount of $557,500 from such notes remain outstanding, and such aggregate amount will mature on November 1, 2003.

Although the Company has tried to raise additional funds, there has been very little further interest by potential investors in the Company’s private placement of its notes and warrants. In addition, the Company believes that lenders and large companies are increasingly reluctant to finance retail operations of the sort conducted by the Company. In the past, the Company was able to use its stock, valued in the public market, as consideration in connection with its acquisition strategy. However, because of the very low market price of the Company’s common stock and the very low volume of trading since the Company’s reorganization under Chapter 11 of the United States Bankruptcy Code, the Company believes that there will be limited prospects of raising additional capital or pursuing acquisitions though the issuance of the Company’s capital stock. Management and the Board believe that it will be extremely difficult for the Company to access any additional capital, or capital on terms and conditions that are satisfactory to the Company.

Management and the Board examined and attempted various operational and strategic initiatives to improve the Company’s business. Such initiatives included entering into certain geographic markets, pursing acquisitions, selling online, increasing the video game business, concentrating on the new and used DVD business, adding new lines of products to sell or rent such as music, phone cards and camera equipment, and otherwise leveraging its customer base. However, none of these efforts materially improved the Company’s business and results of operations. Moreover, the Company’s limited financial resource has made it difficult to pursue such initiatives. Management believes that the Company’s business will be made even more difficult in the future as the Company’s competitors in the video specialty industry, some of which have greater financial resources, actively pursue the same geographical markets in which the Company’s currently owned stores are located.

In addition, for the past eighteen months, the Company has been exploring alternative corporate and financial transactions to maximize the value to its stockholders. Some of such transactions that the Company has explored include the sale of substantially all of the Company’s stores, a merger with another company that would enable operational efficiencies, a liquidation of the Company’s assets, and other corporate and financial transactions. The Company hired an investment banking firm to explore all of such available alternatives, and has been in discussions and negotiations with various parties, including each of the major video retail chains, to explore such potential corporate and financial transactions. Based on such activity, the Board believes that the proposed Movie Gallery Transaction for the sale of 12 of the 14 stores for a purchase price of $3,250,000 would be in the best interest of the Company and its stockholders.

Although the Company did not receive an independent third party fairness opinion in connection with the proposed Movie Gallery Transaction, the Board and its advisors deliberated upon such transaction, with the objective of maximizing the value to the Company and its stockholders. Such deliberation encompassed the consideration of a number of factors including the purchase price offered by parties other than Movie Gallery for the Company’s stores, comparisons against recent comparable video specialty store acquisition data including comparable purchase prices in relation to cash flow, the location of the 12 stores, the amount and form of consideration to be received by the Company, the ability of the other party to perform the transaction, the likelihood that the transaction will be successfully completed, the time required to complete the transaction, and other factors. Based on such deliberation and analysis, the Board believes that the purchase price for the Movie Gallery Transaction is fair to the Company, and unanimously approved such transaction.

The Company may also sell the two stores located in Ventura California that are not part of the Movie Gallery Transaction, depending on whether the Company is able to negotiate an attractive purchase price for such two stores from any purchaser. Movie Gallery was not interested in purchasing the two Ventura California Stores, and there can be no assurance that the Company will be able to sell such two stores, or that any such sales will be on terms and conditions that are satisfactory to the Company.

Based on the foregoing, the Board believes that the proposed sale of substantially all of the assets of the Company is in the best interest of the Company and its stockholders. The Company will discontinue a business that has been operating at a loss. Management and the Board also believe that having the aggregate cash proceeds from the sale of the Company’s assets will enable the Company to be in a better bargaining position to try to obtain the largest possible discount on the trade debt and payables owed by the Company. Any available cash proceeds, after satisfying the Company’s debt and payables, may be used for a number of purposes. Such potential uses include general working capital in connection with the Company’s entering into another business, merging, consolidating or entering into a strategic relationship with another company, or distributing such proceeds to the Company’s stockholders.

However, there can be no assurances that any cash proceeds from the proposed sale will remain available to the Company or its stockholders after the Company satisfies its debts and payables. The purchase price for the Movie Gallery Transaction is $3,250,000. As of May 31, 2003, the Company had total estimated liabilities of approximately $4,152,000, consisting of (i) senior secured debt owed to vendors in the amount of $451,000; (ii) principal amount of $553,000 and accrued interest in the amount of $4,500 due on November 1, 2003 to the private placement investors; (iii) various state tax liabilities in the amount of $782,000 that were not discharged as part of the Company’s reorganization under Chapter 11 of the United States Bankruptcy Code, and (iv) $2,361,500 in other liabilities. Although the Board and Management has diligently done so, the methods used in estimating the amount of liabilities and potential contingent liabilities do not, with certainty, result in an exact determination of the amount of such liabilities and potential contingent liabilities of the Company. As of May 31, 2003, the Company had total cash and cash equivalents in the amount of only $37,800. Whether any net cash proceeds will remain available to the Company or its stockholders will depend on, among others, whether the Company will be able to successfully negotiate any discounts with its creditors, whether the entire purchase price of the sale will be received, the actual amount of any liabilities or potential contingent liabilities of the Company, and the continuing costs and expenses of the Company. Even if some cash proceeds from the proposed sale remain available after the Company satisfies its debts and payables, there can be no assurances that the Company will distribute any of such remaining cash to the Company’s stockholders. Whether the Company will distribute any remaining cash to the stockholders will be determined by the Board of Directors, acting in the best interest of the Company and its stockholders.

The Company is currently exploring all possibilities regarding future plans for its business and continued existence in the event of the sale of substantially all of its assets. The Company is uncertain whether its business will continue to be in the retail video industry or in any specific industry related to the retail video industry. In any case, the Company plans to reduce its work force and expenses to a minimum level after such sale. In the event the Movie Gallery Transaction is consummated, the Company will enter into a covenant not to compete, restricting the Company’s ability to engage in the video store business for a period of 5 years within ten miles of any of the sold stores. In addition, the Company is not currently proposing that the Company liquidate and dissolve after the sale of substantially all of its assets. The applicable provisions of the Delaware General Corporation Law require separate stockholder approval for any plan of liquidation and dissolution by the Company, and such plan is not being proposed at this time.

In the event the Company is unable to raise enough cash, through either financing or the sale of its stores, the Company may be at risk of defaulting on its debt obligations, causing the Company to go into bankruptcy. In addition, the Company may be at risk of losing some or all of its assets, including its store leases, unless the Company is able to raise enough cash. The Company will also need to take drastic actions, including substantially reducing its work force and curtailing business operations. The Board and Management believe that although there is no assurance that any net proceeds from the sale of substantially all of the assets after the Company satisfies its debts and payables will be distributed to the Company’s stockholders, such a sale is the best alternative available to the Company.

In the event of the sale of substantially all of the assets of the Company, the Company will receive the consideration for such sale and will have no or very little operating revenue. If the stockholders do not approve the sale, the Board of Directors will consider all alternatives for the future of the Company, as may be in the best interest of the stockholders.

Description of the Asset Purchase Agreement

The key terms of the Movie Gallery Transaction and Asset Purchase Agreement entered into by the Company and Movie Gallery for such purpose are outlined below. The full text of the Asset Purchase Agreement will be attached to this Proxy Statement as Appendix A and the following description of such agreement is qualified by reference to the text of such Asset Purchase Agreement. STOCKHOLDERS SHOULD READ THE ASSET PURCHASE AGREEMENT IN ITS ENTIRETY.

The Company entered into the Asset Purchase Agreement, dated as of June 20, 2003, with M. G. Midwest, Inc., an affiliate of Movie Gallery, Inc. for the sale of 12 of the 14 video stores which constitutes all of the Company’s stores other than the two located in Ventura California. The purchase price of cash in the aggregate amount of $3,250,000, was determined as a result of arm’s length negotiations between the Company and Movie Gallery, and is payable to the Company at the closing of the sale, anticipated to occur on or around August 1, 2003. The 12 stores to be sold to Movie Gallery are all located at leased premises at the following locations:

City	Number of Stores
Bakersfield	5
Fresno	3
Lancaster	2
Taft	1
Tehachapi	1

At the closing the Company will sell, transfer, assign and deliver to Movie Gallery all of the assets that are used at, or that primarily relate to, the 12 stores including all inventory, furniture, fixtures, equipment, customer lists, goodwill, intellectual property relating to such stores, and the Company’s rights and interests as lessee under the leased premises for the stores. Movie Gallery will assume all obligations under the store leases accruing or arising after the closing date, and the cost of certain new inventory purchased by the Company during the two weeks prior to the closing date. Items such as taxes, monthly rent payments, other occupancy costs, insurance expenses and utility expenses will be prorated as of the closing date. Lease deposits and prepaid rents held by landlords for the store leases will be transferred to Movie Gallery, subject to Movie Gallery’s reimbursement to the Company, if and to the extent such lease deposits and prepaid rents are collected during the six months after the closing date.

The closing of the asset sale is subject to a number of conditions including the Company’s stockholder approval of the sale of the Company’s assets, the successful assignment of leases to Movie Gallery for all of the stores to be sold, the material accuracy of each parties’ representations and warranties, each parties’ material performance with all of its covenants, the procurement of all necessary third party consents, and Movie Gallery’s satisfactory inspection of store inventory. There can be no assurances that all of the conditions necessary for the successful closing of the Movie Gallery Transaction will take place.

The Company made a number of representations and warranties relating to, among others, title to the assets, assumed store leases, financial statements, undisclosed liabilities, intellectual property, violations of laws or regulations, environmental matters, corporate organization and authority, and operations until the closing. Most of the representations and warranties will survive for three years after the closing date.

In addition the Company agreed to indemnify and hold harmless Movie Gallery against losses and damages to Movie Gallery arising from any breach of the Company’s representations, warranties and covenants, from any liabilities or obligations of the Company not expressly assumed by Movie Gallery, and from any liability of the Company arising by operation of law which is not expressly assumed by Movie Gallery.

The Company entered into a “no shop” provision, restricting the Company, during the period until the earlier of the closing of the sale or the termination of the Asset Purchase Agreement, from encouraging, soliciting or initiating discussions or negotiations with any party other than Movie Gallery concerning any merger, consolidation, sale of assets with respect to the 12 stores, or otherwise initiating any action (unless in response to an unsolicited offer) which would prejudice the ability of Movie Gallery to close the transaction.

In the event the sale is consummated, the Company is obligated to enter into a covenant not to compete, restricting the Company’s ability to engage in the video store business for a period of 5 years within ten miles of any of the sold stores.

The Company is also obligated under the Asset Purchase Agreement to pay Movie Gallery a “break-up fee” of $60,000 for the time and resources invested, and the costs and expenses incurred, by Movie Gallery in the event the Company fails for any reason to close the sale, or in the event based on a material failure by the Company to operate the 12 stores in the normal course of business, Movie Gallery determines not to close the sale. Movie Gallery is required to reimburse the Company for its fees, costs and expenses in the event all conditions and contingencies are met and Movie Gallery fails to close the sale.

Movie Gallery has the right, upon reasonable advance notice and during normal business hours, to examine the 12 stores before the closing date.

Certain Factors

In considering the proposal to approve the sale of the substantially all of the assets, stockholders should consider the following, in addition to the other information in this Proxy Statement:

Potentially No Proceeds to Company or Distribution to Stockholders. The sale of substantially all of the assets of the Company may not result in any net cash proceeds being available to the Company or its stockholders after the Company satisfies its debts and payables. The purchase price for the Movie Gallery Transaction is $3,250,000. As of May 31, 2003, the Company had total estimated liabilities of approximately $4,152,000, consisting of (i) senior secured debt owed to vendors in the amount of $451,000; (ii) principal amount of $553,000 and accrued interest in the amount of $4,500 due on November 1, 2003 to the private placement investors; (iii) various state tax liabilities in the amount of $782,000 that were not discharged as part of the Company’s reorganization under Chapter 11 of the United States Bankruptcy Code, and (iv) $2,361,500 in other liabilities. As of May 31, 2003, the Company had total cash and cash equivalents in the amount of only $37,800. Although the Board and Management has diligently done so, the methods used in estimating the amount of liabilities and potential contingent liabilities do not, with certainty, result in an exact determination of the amount of such liabilities and potential contingent liabilities of the Company.

Whether any net cash proceeds will remain available to the Company or its stockholders will depend on, among others, whether the Company will be able to successfully negotiate any discounts with its creditors, whether the entire purchase price of the sale will be received, the actual amount of any liabilities or potential contingent liabilities of the Company, and the continuing costs and expenses of the Company. It is possible that the Company will not achieve any significant payoff discounts on its debt and trade payables, and the Company has not received any indications from any of its creditors that they are amenable to such discounts. In the event the total net cash proceeds from the proposed sale is not enough to pay down the Company’s debt and trade payables, the Company will more than likely default on its debt obligations, causing the Company to go into bankruptcy. Even if some cash proceeds from the proposed sale remain available after the Company satisfies its debts and payables, there can be no assurances that the Company will distribute any of such remaining cash to the Company’s stockholders. Whether the Company will distribute any remaining cash to the stockholders will be determined by the Board of Directors, acting in the best interest of the Company and its stockholders.

The Movie Gallery Transaction May Not Close. Although the Company has entered into the Asset Purchase Agreement for the Movie Gallery Transaction, there can be no assurance that all of the conditions and contingencies to closing will occur to consummate the transaction. The closing of the Movie Gallery Transaction is subject to a number of conditions including the Company’s stockholder approval of the sale of the Company’s assets, the successful assignment of leases to Movie Gallery for all of the stores to be sold, the material accuracy of each parties’ representations and warranties, each parties’ material performance with all of its covenants, the procurement of all necessary third party consents, and the Movie Gallery’s satisfactory inspection of store inventory. There can be no assurances that all of the conditions necessary for the successful closing of the Movie Gallery Transaction will take place.

The Company is also obligated under the Asset Purchase Agreement to pay Movie Gallery a “break-up fee” of $60,000 for the time and resources invested, and the costs and expenses incurred, by Movie Gallery in the event the Company fails for any reason to close the sale, or in the event based on a material failure by the Company to operate the 12 stores in the normal course of business, Movie Gallery determines not to close the sale. Hence, in the event the Company’s stockholders do not approve the proposal to sell substantially all of the Company’s assets, the Company may be liable for such “break-up fee.” Movie Gallery is required to reimburse the Company for its fees, costs and expenses in the event all conditions and contingencies are met and Movie Gallery fails to close the sale.

Interests of Certain Affiliates. Two members of the Board of Directors of the Company, Robert Y. Lee and Rudolph R. Patino, may benefit in the event any net cash proceeds from the sale of assets are used to pay down the debt to the private placement investors. Messrs Lee and Patino both invested in the Company’s private placement offering of senior subordinated convertible notes. As of May 31, 2003, the Company owed Messrs Lee (including a trust to which Mr. Lee is the trustee) and Patino principal and accrued interest on such notes in the amounts of $168,958 and $20,167, respectively. The private placement notes mature on November 1, 2003, and the Company plans to pay the outstanding principal and accrued interest of all of the note holders who invested in the private placement offering, including Messrs Lee and Patino, from the net proceeds of the sale of assets. Messrs Lee and Patino did not receive any additional benefit or consideration, compared to any other private placement offering investors, in connection with their investment in the Company’s private placement offering. Mr. Patino is also the Chief Financial Officer of the Company.

Another member of the Board, Gerald W.B. Weber, will receive an advisory fee from Denari & Associates in the amount of 40 percent of any success fees received by Denari & Associates, or $78,000 in the case of the Movie Gallery Transaction assuming the entire purchase price of $3,250,000 is received. In June 2002, the Company retained Denari & Associates to serve as its investment banking firm in connection with its various corporate, finance, and mergers and acquisition advisory services. Denari & Associates’ compensation for such services consists of a monthly retainer in the amount of $4,000 per month and an additional fee contingent upon the success of any such transactions in the amount of six percent of the total consideration received by the Company in the transaction. In June 2002, Gerald W.B. Weber entered into an advisory agreement with Denari & Associates pursuant to which Mr. Weber provides mergers and acquisitions and other retail video industry experience and contact to Denari & Associates in connection with Denari & Associates’ services to the Company. The agreement between Mr. Weber and Denari & Associates provides that Mr. Weber will be compensated for such services in the amount of 40% of the fees that Denari & Associates receives from the Company, if and when received by Denari & Associates. Mr. Weber was responsible for continued discussions and negotiations with each of the video retail industry chains, to explore potential corporate and financial transactions for the Company.

In addition, the sale of substantially all assets will trigger the “change of control” provisions contained in the Non-compete/advisory agreement of Robert Y. Lee and each of the employment agreements of Timothy L. Ford and Rudolph R. Patino. Mr. Lee’s agreement provides that in the event of a sale of substantially all assets, his agreement is automatically extended to a date which is three years from such date the sale is effective. The employment agreements with Messrs. Ford and Patino provides that in the event of a sale of substantially all assets, the Company will guarantee their base salary and certain fringe benefits through August 31, 2004. Although the Company is currently seeking to negotiate the provisions of such “change of control” provisions in anticipation of the Movie Gallery Transaction, there can be no assurance that the Company will be successful in minimizing its obligations under such agreements.

Each member of the Board of Directors, including each of the members without any interest in the Movie Gallery Transaction, approved such transaction.

Lack of Third Party Fairness Opinion. The Company has not obtained a third party fairness opinion regarding the fairness of the purchase price to be received in connection with the Movie Gallery Transaction. However, the Board and its advisors deliberated upon such transaction, with the objective of maximizing the value to the Company and its stockholders. Such deliberation encompassed the consideration of a number of factors including the purchase price offered by parties other than Movie Gallery for the Company’s stores, comparisons against recent comparable video specialty store acquisition data including comparable purchase prices in relation to cash flow, the amount and form of consideration to be received by the Company, the ability of the other party to perform the transaction, the likelihood that the transaction will be successfully completed, the time required to complete the transaction, and other factors. Based on such deliberation and analysis, the Board approved the Movie Gallery Transaction. In addition, the Board and its advisors diligently explored a number of corporate and financial transactions and had continuous discussions and negotiations with various parties, including each of the major video retail chains. Based on such activity and analysis, the Board believes that the purchase price for the Movie Gallery Transaction is fair to the Company, and approved such transaction.

No Company Operating Assets after Sale. The Board of Directors is proposing to sell substantially all the assets of the Company to pay down the Company’s debt and trade payables that are currently due and will be due in the future, and to discontinue a business that has been operating at a loss. After such sale, the Company will have no or very little operating assets and revenue and there can be no assurances that any cash from the net proceeds of such sale will be available to the Company to invest in another business. The Company is currently exploring all possibilities regarding future plans for its business and continued existence in the event of the sale of substantially all of its assets. There can be no assurances that the Company will be able to enter into any viable business after the asset sale.

Bankruptcy and Loss of Assets. Whether the sale of substantially all of the assets takes place or not, in the event the Company defaults on any of its debt obligations, the Company may be forced into bankruptcy. In addition, the Company may be at risk of losing some or all of its assets, including its store leases, unless the Company is able to raise enough cash. In the event the Company is forced into bankruptcy, whether before or after the sale of its stores, there can be no assurance if the stockholders will receive any value from their stock of the Company from any bankruptcy proceedings.

Certain Federal Income Tax Consequences

The following discussion is a description of certain material U.S. federal income tax consequences of the sale of the assets. This discussion is included for general information purposes only and is not intended to be, and is not, legal or tax advice to any particular stockholder. This summary is based on the current provisions of the Internal Revenue Code of 1986, as amended, and other legal authorities, all of which are subject to change, possibly with retroactive effect. No rulings from the Internal Revenue Service (the “IRS”) or opinions of counsel have been or will be requested concerning the matters discussed below. The tax consequences set forth in the following discussion are not binding on the IRS or the courts, and no assurance can be given that contrary positions will not be successfully asserted by the IRS or adopted by a court.

The sale by the Company of the assets should be treated for U.S. federal income tax purposes as a taxable sale by the Company to the purchaser in exchange for the actual purchase price, (including the sum of cash, the fair market value of any property received, and the value of any liabilities assumed by the purchaser). The Company will recognize gain (or loss) on the sold assets measured by the difference between its tax basis in such asset, and the sale proceeds received for such asset.

The Company may utilize capital losses only to the extent of capital gains. To the extent that the assets constitute capital assets, the Company would generally recognize capital gain (or loss) on the sale, subject to the depreciation recapture rules of Section 1245 and Section 1250 of the Code. Under Section 1245 of the Code, a portion of the gain from the sale of certain capital assets (generally gain attributable to the sale of depreciable tangible personal property) may be treated as ordinary income. Under Section 1250 of the Code, a portion of the gain from the sale of certain capital assets (generally gain attributable to the sale of depreciable real property) may be treated as ordinary income.

To the extent the assets are subject to Section 1231 of the Code (generally depreciable property, other than inventory, held for more than one year and used in the Company’s trade or business) other than capital assets, special rules may apply. Section 1231 of the Code, in certain circumstances and subject to a number of restrictions, treats as capital gain certain gain that otherwise would be taxed as ordinary income. If the Company’s Section 1231 gains for the taxable year exceed the Company’s Section 1231 losses for the year, such gain and losses are treated as long-term capital gains and long-term capital losses (subject to depreciation recapture and a special rule that treats the Company’s net Section 1231 gain for the year as ordinary income to the extent of the Company’s unrecaptured net Section 1231 losses for the five preceding taxable years). If the Company’s Section 1231 gains do not exceed its Section 1231 losses for the year, such gains and losses are treated as ordinary income and losses. The Company would recognize ordinary income (or loss), subject to the provisions of Section 1231 of the Code.

The Company should be able to offset gain recognized on the sale of the assets by any net operating loss carry-forwards that may be available.

The Company’s stockholders should not realize any income tax consequences arising from the Company’s sale of its assets.

Accounting Treatment

The sale of substantially all assets of the Company will be accounted for under accounting principles generally accepted in the United States.

Regulatory Approvals

The Company is not aware of any regulatory compliance or approvals that are required in connection with the proposed transaction. In the event the Company is made aware of any such requirements, the Company will undertake to satisfy such requirements.

No Dissenters’ Rights

The Company’s stockholders who do not approve the proposed sale of substantially all of the assets of the Company are not entitled to appraisal or dissenter’s rights.

Vote Required

A majority vote of the outstanding shares of the Company’s common stock, as of the record date, is required to approve the proposal to sell substantially all of the assets of the Company.

Recommendations of the Board of Directors

THE BOARD OF DIRCTORS BELIEVES THAT THE SALE OF SUBSTANTIALLY ALL OF THE ASSETS OF THE COMPANY IS IN THE BEST INTEREST OF THE COMPANY AND ITS STOCKHOLDERS. AMONG OTHER THINGS, THE BOARD AND THE COMPANY’S MANAGEMENT BELIEVE THAT SUCH SALE IS AN ESSENTIAL STEP TO PAY DOWN THE COMPANY’S DEBT AND TRADE PAYABLES, AND TO DISCONTINUE A BUSINESS THAT HAS BEEN OPERATING AT A LOSS. ACCORDINGLY, THE BOARD OF DIRECTORS HAS APPROVED THE PROPOSED SALE OF SUBSTANTIALLY ALL OF THE ASSETS OF THE COMPANY.

THE APPROVAL BY THE STOCKHOLDERS OF THE SALE OF SUBSTANTIALLY ALL OF THE ASSETS OF THE COMPANY INCLUDES AUTHORIZATION BY THE STOCKHOLDERS FOR THE BOARD AND THE COMPANY’S MANAGEMENT TO CONSUMMATE THE MOVIE GALLERY TRANSACTION, OR TO NEGOTIATE AND APPROVE SUCH OTHER TRANSACTION OR TRANSACTIONS WITH TERMS AND CONDITIONS AS THE BOARD AND MANAGEMENT DEEM NECESSARY AND ADVISABLE IN ORDER TO CONSUMMATE THE SALE OF SUBSTANTIALLY ALL OF THE ASSETS OF THE COMPANY.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE SALE OF SUBSTANTIALLY ALL OF THE ASSETS OF THE COMPANY.

INDEPENDENT AUDITORS

The Company’s independent auditors for the fiscal year ended January 31, 2003 were BDO Seidman, LLP, and the Board of Directors has selected BDO Seidman, LLP as the Company’s independent auditors for the fiscal year ending January 31, 2004. A representative of BDO Seidman, LLP will be available at the Annual Meeting to respond to appropriate questions or make any other statements that such representative deems appropriate.

FEES PAID TO INDEPENDENT AUDITORS

Audit Fees. The aggregate fees billed by BDO Seidman, LLP for professional services rendered in connection with the audit of the Company’s annual consolidated financial statements for the fiscal year ended

January 31, 2003 and the review of the consolidated financial statements included in the Company’s Quarterly Reports on Form 10-Q for such past fiscal year were $58,000.

Financial Information Systems Design and Implementation Fees. There were no fees billed by BDO Seidman, LLP to the Company for financial information systems design and implementation for the fiscal year ended January 31, 2003.

All Other Fees. The were no other fees billed by BDO Seidman, LLP for the fiscal year ended January 31, 2003.

The Audit Committee of the Board has determined that all non-audit services provided by BDO Seidman, LLP are compatible with maintaining BDO Seidman, LLP’s audit independence.

ANNUAL REPORT ON FORM 10-K AND OTHER APPENDICES

The Company’s Annual Report on Form 10-K for the fiscal year ended January 31, 2003 and Quarterly Report on Form 10-KSB for the fiscal quarter ended April 30, 2003, as filed and to be filed with the Securities and Exchange Commission, will be attached to this Proxy Statement as Appendixes B and C, respectively.

The following are the Appendices to this Proxy Statement:

Appendix A—Asset Purchase Agreement, dated as of June 20, 2003, by and between Video City, Inc. and M.G. Midwest, Inc. (to be filed and attached)

Appendix B—Annual Report on Form 10-K for the fiscal year ended January 31, 2003 of Video City, Inc. (to be filed and attached)

Appendix C—Quarterly Report on Form 10-QSB for the fiscal quarter ended April 30, 2003 of Video City, Inc. (to be filed and attached)

SUBMISSION OF STOCKHOLDER PROPOSALS

Stockholders are advised that any stockholder proposal, including nominations to the Board of Directors, intended for consideration at the 2004 Annual Stockholders Meeting must be received by the Company no later than March 2, 2004 to be included in the proxy material for the 2004 Annual Meeting. It is recommended that stockholders submitting proposals direct them to, Rudolph R. Patino, Chief Financial Officer of the Company, and utilize certified mail, return receipt requested in order to ensure timely delivery.

OTHER MATTERS

The Board of Directors knows of no matter to come before the Annual Meeting other than as specified herein. If other business should, however, be properly brought before the Annual Meeting, the persons voting the proxies will vote them in accordance with their best judgment.

THE STOCKHOLDERS ARE URGED TO COMPLETE, SIGN, DATE AND RETURN PROMPTLY THE ACCOMPANYING PROXY IN THE ENCLOSED ENVELOPE.

By Order of the Board of Directors,

Robert Y. Lee

Chairman of the Board

Bakersfield, California

June     , 2003

Preliminary Copies

VIDEO CITY, INC.

Proxy for Annual Meeting of Stockholders, Wednesday, July 30, 2003

This Proxy Is Solicited on Behalf of the Board of Directors.

The undersigned hereby appoints Robert Y. Lee and Rudolph R. Patino, and each or either of them, as proxy holders with power to appoint his substitute and hereby authorizes the proxy holders to represent and vote, as designated below, all the shares of Video City, Inc. (the “Company”) held of record by the undersigned on June 20, 2003 at the Annual Meeting of Stockholders to be held on Wednesday, July 30, 2003 at 2:00 P.M. or any and all adjournments thereof.

1. Election of directors:

FOR all nominees listed below (except as marked to the contrary below).

WITHHOLD AUTHORITY to vote for all nominees listed below.

(Instruction: To withhold authority to vote for any nominee, draw a line through such nominee’s name.)

Robert Y. Lee David A. Ballstadt	Rudolph R. Patino Gerald W. B. Weber	Barry L. Collier

2. Proposal to approve the sale of substantially all of the assets of the Company:

FOR	AGAINST	ABSTAIN

In their discretion, the proxy holders are authorized to vote upon such other business as may properly be brought before the Annual Meeting or any and all adjournments thereof.

THIS PROXY WILL BE VOTED AS SPECIFIED OR, IF NO CHOICE IS SPECIFIED, FOR THE ELECTION OF THE NOMINEES, FOR THE APPROVAL OF THE SALE OF SUBSTANTIALLY ALL OF THE ASSETS OF THE COMPANY AND AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING AND ANY AND ALL ADJOURNMENTS THEREOF. IN THE EVENT ANY OF THE NOMINEES IS UNAVAILABLE FOR ELECTION OR UNABLE TO SERVE, THE SHARES REPRESENTED BY THIS PROXY MAY BE VOTED FOR A SUBSTITUTE NOMINEE SELECTED BY THE BOARD OF DIRECTORS.

Dated:
Signature

(Signature, if held jointly)

Please sign exactly as your name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by the President or other authorized officer. If a partnership, please sign in partnership name by an authorized partner.

PLEASE PROMPTLY MARK, SIGN, DATE, AND

RETURN THIS PROXY USING THE ENCLOSED ENVELOPE.